SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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8X8, INC.

(Name of Registrant as Specified in its Charter)

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8X8, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 30, 2003

To our Stockholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of 8x8, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, September 30, 2003 at 2:00 p.m., local time, at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054, for the following purposes:

    To consider and vote upon a proposal to authorize the Board of Directors to, if determined necessary and in its sole discretion, amend the Restated Certificate of Incorporation to effect a reverse stock split; and

    To transact such other business as may properly come before the Special Meeting.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on August 14, 2003 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the special meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the special meeting may vote in person even if he or she has previously returned a proxy.

By Order of the Board of Directors

Bryan R. Martin
President and Chief Executive Officer

Santa Clara, California
August 15, 2003

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

8X8, INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

SEPTEMBER 30, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of 8x8, Inc. (referred to throughout this Proxy statement as "8x8" or "the Company") for use at the Special Meeting of Stockholders (the "Special Meeting") to be held September 30, 2003 at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement. The Special Meeting will be held at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054. The telephone number of the Company's offices is (408) 727-1885.

These proxy solicitation materials are being mailed on or about September 2, 2003, to all stockholders entitled to vote at the Special Meeting.

Record Date And Voting Securities

Stockholders of record at the close of business on August 14, 2003 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the Record Date, 30,735,370 shares of the Company's common stock were issued and outstanding having an equivalent number of votes.

Revocability Of Proxies

Any proxy given in connection with this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at or before the taking of the vote at the Special Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Voting And Solicitation

Each stockholder holding common stock is entitled to one vote for each share of the Company's common stock they hold on all matters presented at the Special Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Shares of the Company's common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted FOR the proposal to authorize the Board of Directors, in its sole discretion, to effect a reverse stock split at a ratio of not less than one-for-two (1:2) and not more than one-for-ten (1:10). No business other than that set forth in the accompanying Notice of Special Meeting of Stockholders is expected to come before the Special Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board of Directors.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Special Meeting is a majority of the votes eligible to be cast by holders of shares of the Company's common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting with respect to such matter.

Abstentions shall be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called "broker non-votes"), those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of shares entitled to vote. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

PROPOSAL ONE

APPROVAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-TWO AND NOT MORE THAN ONE-FOR-TEN AT SUCH TIME AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION

The Board of Directors has unanimously adopted a resolution seeking stockholder approval to authorize the Board of Directors to effect a reverse stock split of 8x8 common stock. If the reverse stock split is approved by the stockholders, the Board of Directors may subsequently effect, in its sole discretion, the reverse stock split in the range of one-for-two (1:2) to one-for-ten (1:10). In addition, notwithstanding approval of this proposal by the stockholder, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by the Company's stockholders.

Background

The Company's common stock has been quoted on The Nasdaq SmallCap Market under the symbol "EGHT" since the open of business on July 26, 2002. Prior to that time, the Company's common stock was listed on The Nasdaq National Market. The Company was transferred from The Nasdaq National Market to The Nasdaq SmallCap Market because it failed to maintain a closing bid price of at least $1.00 per share for a consecutive thirty day trading period after having received notification from Nasdaq with respect to compliance with The Nasdaq National Market's listing maintenance standards.

In order for the Company's common stock to continue to be quoted on the Nasdaq SmallCap Market, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, the Company is required to have stockholders' equity of at least $2.5 million and the Company's common stock held by persons other than officers, directors and beneficial owners of greater than 10% of the Company's total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $1 million. Additionally, at least three hundred persons must each own at least one hundred shares of the Company's common stock and the Company's common stock must have a minimum bid price of at least $1.00 per share.

Under Nasdaq's listing maintenance standards, if the closing bid price of shares of the Company's common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the one-hundred and eighty calendar days following notification by Nasdaq, Nasdaq may delist the Company's common stock from trading on The Nasdaq SmallCap Market. In that event, the Company's common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These alternative markets are generally considered to be markets that are less efficient and less broad than The Nasdaq National Market or The Nasdaq SmallCap Market.

On April 10, 2002, the Company received a letter from Nasdaq advising it that its common stock had not met The Nasdaq National Market's minimum bid price requirement for thirty consecutive trading days and that, if the Company were unable to demonstrate compliance with this requirement for ten consecutive trading days during the ninety calendar day period ending on July 9, 2002, Nasdaq would provide the Company with written notice that its common stock would be delisted from The Nasdaq National Market. As the Company was not in compliance under The Nasdaq National Market minimum bid price listing standard by July 9, 2002, 8x8 transferred to and began trading on The Nasdaq SmallCap Market on July 26, 2002. As a result of the transfer to The Nasdaq SmallCap Market, the delisting determination was extended an additional ninety days until October 7, 2002. Although 8x8's common stock did not achieve a closing bid price of $1.00 for at least ten consecutive trading days before October 7, 2002, the Company met the initial listing criteria for The Nasdaq SmallCap Market as of October 7, 2002. As a result, the Company remained eligible to be quoted on The Nasdaq SmallCap Market for an additional 180-calendar day grace period, which expired on April 7, 2003. On April 8, 2003, the Nasdaq staff notified the Company that it had been granted an additional ninety days, or until July 7, 2003 to regain compliance with the minimum bid price listing standard. To demonstrate compliance with the minimum bid price requirement, the Company is required to demonstrate a closing bid price of at least $1.00 per share on or before July 7, 2003, and immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days and meet the continued listing requirements of The Nasdaq SmallCap Market.

On July 11, 2003, the Company received a Nasdaq Staff Determination notification that it had not, by July 7, 2003, regained compliance with the minimum $1.00 closing bid price per share requirement, as set forth in Marketplace Rule 4310(c)(4), and that, accordingly, its securities would be subject to delisting from The Nasdaq SmallCap Market at the opening of business on July 22, 2003. Furthermore, the Company was notified by the Nasdaq Staff that it was not in compliance with Marketplace Rule 4310(c)(2)(B), which requires it to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year (or two of the three most recently completed fiscal years). As the Company was entitled pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series, the Company appealed the Nasdaq Staff's determination to a Nasdaq Listing Qualifications Panel. There can be no assurance that the Company's appeal will be successful.

In response to these notices, the Board of Directors considered and has authorized the proposed amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split, at the sole discretion of the board pursuant to Section 242(c) of the Delaware General Corporation Law, to be implemented for the purpose of increasing the market price of the Company's common stock above The Nasdaq SmallCap Market's minimum bid requirement.

In addition to the stock price criteria, the Company must maintain compliance with all requirements for continued listing on The Nasdaq SmallCap Market. The Company currently does not meet the continued listing requirements, and, as a result, a reverse stock split may not be sufficient to prevent the Company's stock from being delisted from The Nasdaq SmallCap Market.

The Board of Directors has recommended that this proposal be presented to the Company's stockholders for approval. Stockholders are now being asked to vote upon the amendment to the Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company's common stock whereby the number of authorized and outstanding shares of common stock would be reduced proportionately by the reverse split ratio. Upon receiving stockholder approval, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of 8x8 and its stockholders, whether or not to effect a reverse stock split, and if so, the number of whole shares of common stock between and including two and ten which will be combined, converted and exchanged into one share of common stock, at any time before the first anniversary of the Special Meeting.

The Board of Directors believes that stockholder approval of multiple potential exchange ratios (rather than a single exchange ratio) provides the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the reverse stock split would be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors would set the timing for such a split and select the specific ratio from among the nine ratios set forth herein. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split prior to September 30, 2004, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of 8x8's stockholders.

The text of the form of proposed amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, is attached to this proxy statement as Appendix B, provided however, that the text of this amendment is subject to modification to include changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors may deem necessary or advisable to effect a reverse stock split. If the Board of Directors determines to effect one of the reverse stock splits by filing one of these certificates of amendment with the Secretary of State of the State of Delaware, all other proposed amendments will be abandoned. The Board of Directors may also elect not to do any reverse stock split.

Stockholders should note that the effect of the reverse stock split upon the market prices for the Company's common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Company's common stock after the reverse stock split is implemented will be two to ten times, as applicable, the prices for shares of the common stock immediately prior to the reverse stock split. Furthermore, the proposed reverse stock splits may not achieve the desired results that have been outlined above. Any reverse stock split may adversely impact the market price of the Company's common stock and any increased price per share of the common stock immediately after the reverse stock split may not be sustained for any prolonged period of time.

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split may be desirable for a number of reasons. The primary reason the reverse stock split is being proposed is to attempt to maintain the eligibility of our common stock for listing on The Nasdaq SmallCap Market and avoid delisting. Second, the Board of Directors believes a reverse stock split could improve the marketability and liquidity of the Company's common stock. Third, the Board of Directors believes that a reverse stock split could improve the Company's ability to raise new capital.

As mentioned above, the Company is not in compliance with the continued listing requirements of The Nasdaq SmallCap Market. Even if the Company implements a reverse stock split, it may not be able to prevent Nasdaq from delisting its common stock from The Nasdaq SmallCap Market. However, the Board of Directors believes that a reverse stock split may enhance the Company's ability to prevent its stock from being delisted. There are several requirements that the Company must meet in order to maintain its listing on The Nasdaq SmallCap Market, one of which is that the Company's common stock have a minimum market price of $1.00. As mentioned, above, the Company has been notified by Nasdaq that it has failed to maintain the $1.00 minimum bid price. Although the Company may not be able to satisfy The Nasdaq SmallCap Market minimum bid continued listing requirement in order to prevent the Company's common stock from being delisted from The Nasdaq SmallCap Market, the Board of Directors believes that a reverse stock split will result in the market price of the Company's common stock rising to the level necessary to satisfy the $1.00 minimum market price continued listing requirement. However, the Company's common stock may not remain equal to or in excess of $1.00 for a substantial period of time. The market price of the Company's common stock is also based on other factors in addition to the number of shares outstanding, including the Company's future performance.

The Board of Directors also believes that the increased market price of the Company's common stock expected as a result of a reverse stock split could improve the marketability and liquidity of the Company's common stock and encourage interest and trading in the common stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company's common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, it should be noted that a reverse stock split would decrease the total number of shares outstanding, which may impact the Company's liquidity. If a reverse stock split is implemented, however, holders of fewer than 100 shares of common stock after the reverse stock split is effected may be charged brokerage fees that are proportionately higher than holders of more than 100 shares of common stock. The Board of Directors is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Company's common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

The Company will require additional sources of capital to fund its existing and future research and product development efforts and to fund continuing operations. The Company believes that an increase in per share value of its common stock, which the Company expects as a consequence of a reverse stock split, may enhance the attractiveness of the common stock for certain segments of the investing public and broaden the investor pool from which the Company might be able to obtain additional financing. For example, because of the trading volatility often associated with low-priced stocks, as a matter of policy many institutional investors are prohibited from purchasing these stocks. For the same reason, brokers often discourage their customers from purchasing these stocks. The reduction in the number of outstanding shares of common stock caused by a reverse stock split is anticipated initially to increase proportionally the per share market price of the common stock. However, because some investors may view a reverse stock split negatively in that it reduces the number of shares available in the public market, the market price of the Company's common stock may not reflect proportionately a reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the Company will be able to meet Nasdaq's continued listing requirements, including minimum stockholders' equity of $2.5 million

As of June 30, 2003, the Company had stockholders' equity of approximately $800,000. The continued listing requirements of The Nasdaq SmallCap Market specifically require the Company to have stockholders' equity of at least $2.5 million. There can be no assurance that the Company will be able to increase its stockholders' equity and satisfy the continued listing requirements, regardless of the trading price of its common stock.

There can be no assurance that the total market capitalization of 8x8 common stock (the aggregate value of all 8x8 common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of 8x8 common stock following the proposed reverse stock split will either equal or exceed the current per share market price.

There can be no assurance that the market price per new share of 8x8 common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of 8x8 common stock outstanding before the reverse stock split. For example, based on the market price of 8x8 common stock on August 1, 2003 of $0.51 per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-seven, there can be no assurance that the post- split market price of 8x8 common stock would be $3.57 per share or greater. Accordingly, the total market capitalization of 8x8 common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of 8x8 common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

A decline in the market price of 8x8 common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of 8x8 common stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of 8x8 common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of 8x8 common stock will, however, also be based on 8x8's performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of 8x8 common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effects of the Reverse Stock Split on Voting Rights

Proportionate voting rights and other rights of the holders of the Company's common stock would not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 1% of the voting power of the outstanding shares of the Company's common stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of the Company's common stock after the reverse stock split. Although the reverse stock split would not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of the Company's common stock would not be reduced and would increase significantly the ability of the Board of Directors to issue authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for that interest after the reverse stock split.

Effect of the Reverse Stock Split on Par Value and the Authorized but Unissued Shares of Common Stock

The par value of the Company's common stock would remain unchanged at $0.001 per share. In addition, the number of authorized shares of the Company's common stock will not change if the Company effects a reverse stock split. This will effectively increase significantly the number of authorized but unissued shares of the Company's common stock, which will increase significantly the ability of the board to issue authorized and unissued shares without further stockholder action. The issuance in the future of additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of the Company's common stock. At this time, the Company does not have any plans, proposals or arrangements to acquire any business or engage in any investment opportunity or otherwise to issue additional shares of the Company's common stock, except in accordance with stock option plans. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Amended and Restated Certificate of Incorporation, as amended, or bylaws of the Company. In addition, management could issue additional shares of the Company's common stock to resist or frustrate a proposed third-party transaction that would provide an above-market premium to stockholders and that is favored by a majority of the independent stockholders of the Company.

Effect of the Reverse Stock Split on Stock Option Plans

The reverse stock split would reduce the number of shares of the Company's common stock available for issuance under the Company's stock option plans in proportion to the exchange ratio of the reverse stock split. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

The Company also has outstanding stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding stock options and warrants. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

The reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of the applicable certificate of amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, not less than two and not more than ten shares, as applicable, of common stock issued and outstanding immediately prior that effective date will be, automatically and without any action on the part of the stockholders, combined, converted and changed into one share of common stock in accordance with the ratio of the reverse stock split determined by the Board of Directors within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of common stock would be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who, as a result of the reverse stock split would otherwise receive a fractional share of common stock, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Company's common stock on the effective date of the reverse stock split as reported on The Nasdaq SmallCap Market by (ii) the number of shares of the Company's common stock held by a holder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check in accordance with the exchange procedures outlined under "Exchange of Stock Certificates" below. Holders of as many as nine shares (if the Company were to implement a 10-for-1 reverse stock split) of the Company's common stock would be eliminated as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the reverse stock split. The exact number of stockholders that would be eliminated as a result of the payment of fractional shares in lieu of the issuance of any fractional share interests will depend on the reverse stock split ratio and the number of stockholders that hold a number of shares less than the reverse stock split ratio.

Exchange of Stock Certificates

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate theretofore representing shares of the Company's common stock will receive from Computershare Trust Company, as the Company's exchange agent for the reverse stock split, instructions for the surrender of the certificate to the exchange agent. The instructions will include a form of transmittal letter to be completed and returned to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate which prior to the reverse stock split represented shares of the Company's common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name the certificate had been issued certificates registered in the name of that person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of the shares that were borne by the surrendered certificates representing the shares of common stock. Until surrendered as contemplated herein, each certificate which immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the reverse stock split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of the issuance that (i) the person requesting the issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of the certificate, if any) or establish to the satisfaction of the Company that the taxes have been paid or are not payable, (ii) the transfer shall comply with all applicable federal and state securities laws, and (iii) the surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders of the Company are not entitled to appraisal rights with respect to the reverse stock split.

Accounting Matters

The reverse stock split will not affect the par value of 8x8 common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to 8x8 common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of 8x8 common stock will be restated because there will be fewer shares of 8x8's common stock outstanding.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for informational purposes only. The summary also assumes that the pre-reverse stock split shares were, and the post- reverse stock split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). It does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, referred to below as the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the provisions of the United States federal income tax law as of the date hereof, which is subject to change, prospectively or even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. EACH STOCKHOLDER IS ADVISED TO CONSULT HER OR HIS TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HER OR HIM OF A REVERSE STOCK SPLIT.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore, excluding any portion of the holder's basis allocated to fractional shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received. This gain or loss will be a capital gain or loss and will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year as of the effective date.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock will be required to approve the reverse stock split and the certificate of amendment to the Company's Amended and Restated Certificate of Incorporation, as amended. As a result, abstentions will have the same effect as negative votes. Broker non-votes will have no effect.

The Board of Directors recommends that the stockholders vote "FOR" the approval of the proposal to, as determined by the Board of Directors in its sole discretion, amend the Restated Certificate of Incorporation to effect a reverse stock split at one of nine ratios.

SECURITY OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of July 31, 2003 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's common stock, (ii) each of the Company's directors nominated for re-election, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address	Number of Shares Beneficially Owned (1)(2)	Percentage of Total Shares
STMicroelectronics NV (3) 20 Route de Pre-Bois - ICC Building CH-1215 Geneve 15 Switzerland	3,700,000	12%
Orin Hirschman (4)	3,834,500	12.5%
Joe Parkinson (5)	1,087,957	3.5%
Bryan R. Martin (6)	982,858	3%
Dr. Barry Andrews (7)	331,802	*
Dr. Paul Ning (8)	257,282	*
Christopher Peters (8)(9)	191,339	*
Huw Rees (9)(10)	316,776	*
Dr. Bernd Girod (8)	207,432	*
Guy L. Hecker, Jr. (8)	226,432	*

All directors and officers as a group (10 persons) (11)	3,911,472	12.7%

_______

* Less than 1%

  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within sixty days after July 31, 2003. Applicable percentages are based upon 30,735,370 voting shares issued and outstanding as of July 31, 2003, and treating any shares issuable to any holder within sixty days as outstanding for purposes of computing their percent ownership.

  Includes the following number of shares subject to options that were exercisable at or within sixty days after July 31, 2003: Mr. Parkinson, 736,453; Mr. Martin, 670,776; Dr. Andrews, 187,518; Dr. Ning, 171,314; Mr. Peters, 162,039; Mr. Rees, 225,619; Mr. Hecker, 146,432; and Dr. Girod, 157,432; and all directors and officers as a group, 2,760,177.

  One of the Company's directors, Christos Lagomichos, serves as Vice President and General Manager of the Set-Top Box Division of STMicroelectronics, Inc., a subsidiary of STMicroelectronics NV.

  Includes warrants to purchase 1,533,800 shares at a price of $0.60 per share, 383,450 shares at a price of $0.75 per share and 383,450 shares at a price of $1.00 per share.

  Includes 10,000 shares held by Jarbridge, Inc., of which Mr. Parkinson is chairman of the board. Mr. Parkinson disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

  Includes warrants to purchase 40,000 shares at a price of $0.60 per share, 10,000 shares at a price of $0.75 per share and 10,000 shares at a price of $1.00 per share.

  Includes warrants to purchase 30,000 shares at a price of $0.60 per share, 7,500 shares at a price of $0.75 per share and 7,500 shares at a price of $1.00 per share.

  Each of Mr. Peters, Dr. Ning, Dr. Girod and Mr. Hecker has been granted options to purchase shares of common stock of Netergy. No shares subject to option were exercisable by Mr. Peters at or within sixty days after July 31, 2003. The number of shares subject to options that were exercisable at or within sixty days after July 31, 2003 was: Dr. Ning, 137,498; Dr. Girod, 16,145; and Mr. Hecker, 16,145. The beneficial ownership represented by these options, individually and in the aggregate, is less than 1% of the 17,000,000 shares of Netergy common stock outstanding at July 31, 2003, adjusted as required by rules promulgated by the SEC.

  Each of Mr. Rees and Mr. Peters has been granted options to purchase shares of common stock of Centile. The number of shares subject to said options that were exercisable at or within sixty days after July 31, 2003 was: Mr. Rees, 187,498 and Mr. Peters, 143,748. The beneficial ownership represented by these options is less than 1% of the 25,500,000 shares of Centile, Inc. common stock outstanding at July 31, 2003, adjusted as required by rules promulgated by the SEC.

  Includes warrants to purchase 20,000 shares at a price of $0.60 per share, 10,000 shares at a price of $0.75 per share and 10,000 shares at a price of $1.00 per share.

  Although Mr. Lagomichos is an employee of STMicroelectronics, Inc., we have not included the shares of common stock owned by STMicroelectronics NV in this amount.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

Bryan R. Martin
President and Chief Executive Officer

Santa Clara, California
August 15, 2003

8X8, INC.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 30, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of 8x8, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement, and hereby appoints Bryan R. Martin and James Sullivan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of 8x8, Inc. to be held at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054 on Thursday, September 30, 2003 at 2:00 p.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of the Company's voting securities that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

The Board recommends a vote for approval of the reverse stock split proposal.

Please mark your vote as indicated in this example.   ☒

1, PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS SOLE DISCRETION, TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-TWO AND NOT MORE THAN ONE-FOR-TEN.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. TO VOTE OR OTHERWISE REPRESENT THE SHARES ON ANY AND ALL OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, ACCORDING TO THEIR DISCRETION AND IN THEIR DISCRETION.

PLACE "X" HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE SPECIAL MEETING ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE NEW ADDRESS IN SPACE TO THE LEFT ☐

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

SIGNATURE:______________________________________                    DATE: _________

SIGNATURE:______________________________________                    DATE: _________

APPENDIX A

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF 8X8, INC.

8x8, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on July 7, 1997, as amended, is hereby amended by deleting the first paragraph of Article IV thereof in its entirety and substituting the following in lieu thereof:

"The Corporation shall be authorized to issue 105,000,000 shares of capital stock, of which 100,000,000 shares shall be shares of Common Stock, $.001 par value ("Common Stock") and 5,000,000 shares shall be shares of Preferred Stock, $.001 par value ("Preferred Stock").

Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), every [ ] shares of the Corporation's common stock, par value $.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the "New Common Stock").

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation's transfer agent, as agent for, the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on either The Nasdaq SmallCap Market or The Nasdaq National Market at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, 8x8, Inc. has caused this Certificate to be executed by its duly authorized officer on this day        of      , 200  .

8X8, INC.

BY:________________________

Name:
Office